Exhibit 10.31

CONFIDENTIAL TREATMENT REQUESTED

OEM AGREEMENT

This OEM Agreement (the “Agreement”) is made and entered into as of August 14th, 2006 (the “Effective Date”), by and between ANDA Networks, Inc., a Delaware Corporation with its principal place of business at 1274 Geneva Drive, Sunnyvale, California 94089 (“Supplier”) and Ciena Corporation, a Delaware corporation with its principal place of business at 1201 Winterson Road, Linthicum, Maryland 21090 (together with its affiliates and subsidiaries, “Ciena” and, together with Supplier, the “Parties” and each individually a “Party”).

WHEREAS, Supplier designs, markets and sells certain telecommunications network equipment;

WHEREAS, Ciena designs, markets and sells certain telecommunications network equipment, and has the ability and resources to market, sell and support Supplier’s products; and

WHEREAS, the Parties desire to provide certain of Supplier’s products to Ciena on a private-label OEM basis for Ciena to market, resell and support, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1	DEFINITIONS

1.1 “Authorized Account” means an End User or other customer (or any specified subsidiary or operating unit thereof) at which Ciena is authorized to market, sell and support the Products under this Agreement.

1.2 “Documentation” means all documents provided with or in connection with the Products, including but not limited to user and installation manuals, product labeling, and marketing materials for the Products generally available from Supplier.

1.3 “End User” means any person or entity that purchases the Products from Ciena for its own internal use and not for resale or distribution.

1.4 “Exclusive Account” means an Authorized Account at which Ciena has obtained exclusive rights to promote, market, sell and support the Products including software and service contracts, either as set forth in Exhibit B or as appointed in accordance with the procedure set forth in Exhibit B.

1.5 “Products” means Supplier’s EtherReach™ 2000, EtherReach™ 3000 Series, EtherEdge™ 4000 Series, EtherDAX™ 6000, EtherCare™, and EtherView™ EMS products and related Software and all other products set forth on Exhibit A hereto, and any improvements, updates, upgrades or modifications to the same.

1.6 “Software” means the machine-readable object code form of any software developed and/or owned or licensed/sublicensed by Supplier and contained in the Products on Exhibit A hereto, and all revisions and copies thereof.

1.7 “Specifications” means the design, functional, component performance, system performance, compatibility and operational characteristics, form, fit, visual look and features of the Products and compliance and other applicable standards relating to the Products.

1.8 “Triggering Event” shall mean one or more of the following:

(a)	Supplier’s ceasing to do business;

(b)	Supplier’s liquidation or dissolution (including by reason of merger, reorganization or sale or all or substantially all of its assets, where the successor entity or its designee refuses or fails to assume all of Supplier’s obligations under this Agreement);

(c)	the filing of a petition for bankruptcy, insolvency or receivership by or against Supplier, which petition, if involuntary, is not dismissed within 60 days after its filing; or

(d)	Supplier’s material breach of its obligation to supply Products or provide maintenance or other support services under this Agreement (not due to any force majeure event or any act or omission by Ciena), which breach remains uncured for more than 60 days after receipt of a legal written notice from a duly authorized officer of Ciena.

2	APPOINTMENT AND BASIC RIGHTS AND OBLIGATIONS

2.1 Appointment as Authorized Reseller. Supplier hereby appoints Ciena, and Ciena hereby accepts appointment, as an authorized worldwide reseller to purchase Products for its own account and to market, demonstrate, distribute, sell and service Products, directly or indirectly, on an exclusive basis at the Exclusive Accounts and on a non-exclusive basis at the Authorized Accounts, subject to the terms and conditions of this Agreement. The parties hereby acknowledge and agree that Supplier shall not be held in breach of the above rights of exclusivity as they pertain to any of Supplier’s distribution agreements with Verizon, Bell Canada, Rogers and/or All stream in existence as of the Effective Date hereof. Accounts other than those listed in Exhibit B may be added and become authorized, and Authorized Accounts may become Exclusive Accounts, by separate written amendment by the Parties and in accordance with the procedures set forth in Exhibit B. Ciena shall use commercially reasonable efforts to promote the distribution of the Products. Ciena shall set the terms and conditions for resale of the Products, provided that such terms and conditions do not obligate Supplier beyond its obligations set forth in this Agreement without Supplier’s prior written consent.

2.2 Product Branding. Ciena shall promote, market, and sell the Products on a private-label basis, under Ciena’s trade names, trademarks, and logos. Ciena shall provide Supplier all necessary specifications for trademarks, logos, labeling, part numbering, and other desired product graphics, labeling and packaging requirements, and Supplier shall deliver the Products purchased under this Agreement in compliance with Ciena’s branding specifications. Ciena shall reimburse Supplier for non recurring costs for custom product branding, labeling and coding incurred by Supplier, which costs shall not exceed [*] (exclusive of any material changes to form, fit or function of the Products as defined in Telcordia GR-209 due to a specific request of an End User or by mutual agreement of the Parties).

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

2.3 Installation, Maintenance, and Support. Ciena shall be responsible for installation, maintenance, and Level I support of the Products (as set forth in Exhibit D) for its Authorized Accounts. In addition, no later than six months after shipment of the first Product to an Exclusive Account, Ciena shall be responsible for Level II support of the Products (as set forth in Exhibit D) for such Exclusive Account. Ciena shall contract directly with End Users for the provision of maintenance and support services for the Products. Ciena agrees that Supplier shall not be obligated to provide any maintenance and support services to Ciena and End Users other than those maintenance and support services set forth in Exhibit D without Supplier’s prior written authorization. Supplier shall provide Level II and Level III customer support as set forth in Exhibit D.

2.4 Documentation. Supplier shall provide to Ciena all Documentation, and all material updates and revisions thereto, and any other Product documentation reasonably requested by Ciena to assist Ciena in performing its obligations under this Agreement. Ciena shall reimburse Supplier for non-recurring costs for private-label customization of Supplier Documentation incurred by Supplier, which costs shall not exceed [*] (except for material alterations to the content of the Documentation due to a specific request of an End User or by mutual agreement of the Parties). In the event the Parties develop special or customized Product documentation as required for one or more End Users, the Parties shall mutually agree on the content and share equally the costs of developing such special or customized Product documentation.

2.5 International Sales. Sales of the Products outside the United States shall be in compliance with all U.S. export control and other applicable laws. Ciena may generate foreign language translations of Supplier Product documentation at its expense, provided that, upon request from Ciena, Supplier shall provide foreign language translations of the Documentation, if any, that were or are drafted or commissioned by Supplier or its resellers or distributors in the ordinary course of business. Homologation and other compliance testing costs incurred after the Effective Date shall be paid initially by the party that first sells the Products into the subject country. Should there be additional homologation or certification costs based strictly upon the private label, Ciena shall bear those additional charges. If the other Party thereafter sells the Products into that country based on the prior homologation or compliance test, that party shall promptly reimburse the other party for one-half of the homologation/testing costs, unless otherwise agreed.

2.6 Customer Evaluation and Lab/Demo Equipment. Supplier will provide to Ciena, at the FCA point in accordance with Section 4.1, at no additional charge, with the following Products with related Software for Ciena or End User laboratory or demonstration purposes at both Ciena and End User locations, if and when the same become available by Supplier:

ANDA Product Name	Ciena Product Name	Description (Subscriber)		Quantity
ER 2108/2118	CN 3202	8xT1	2x10/100	[*]

ER 2108e/211Se	CN 3202	8xE1	2x10/100	[*]

ER 2200	CN 3220	1xDS3	2x10/100	[*]

ER 2200e	CN 3220	1xE3	2x10/100

ER 4000	CN 3400	1xGE 1T(2)	1 port DS3 Ch, 8 port DS3 10/100 S, 100FX S 2 SCM, 2 AC power	[*]

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Non-GA Products (Contingent upon BT Award):
ES 5020	CN 3520	2xSTM-1/4 ch	2xGE	[*]

	CN 3208	8/4xT1/E1	4x10/100/1000	[*]

ER 2804	CN 3634	4xG.SHDSL	4x10/100/1000	[*]

ER 2428	CN 3112	2xGE	8x10/100, 2xFX	[*]

ER 2212	CN 3222	2xDS3/E3	4x10/100/1000	[*]

ER 2408 PWE	CN 3308	2xGE	8xT1, 8x10/100, 2x100FX	[*]

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Ciena may purchase additional Products with related Software from Supplier for Ciena or End Users laboratory or demonstration purposes at both Ciena and End User locations at a [*] Supplier’s then-current list price. All demonstration and laboratory units must be used for end-user evaluation and testing functions and not for resale hereunder. Ciena shall have the option, at any time, to ship the Products and related Software back to Supplier, to be updated with all enhancements, updates, upgrades and additions to keep such Products current with Supplier revision levels and current technology. The Parties shall mutually agree upon the allocation of costs of (i) Product certification testing and laboratory charges assessed by End Users, and (ii) providing any additional Product for use as laboratory or demonstration equipment at Ciena’s facilities as requested by End Users.

2.7 Product Development. Supplier shall provide to Ciena, on a quarterly basis (or more frequently as deemed relevant by the Parties), standard Product development roadmaps as specified under Exhibit A and reports (including but not limited to any known risks associated with such developments) and Product marketing strategies. All information provided to Ciena shall be deemed to be “Confidential Information” of Supplier and shall be subject to the provisions of Section 15 herein, In the event that the Parties mutually agree to develop and deliver specific hardware or software features for an End User, issues relating to such specific features, including but not limited to delivery dates and allocation of costs and responsibilities, will be addressed in a separate amendment to this Agreement.

2.8 Ciena Audit Rights. Supplier shall make all commercially reasonable steps to achieve, at its option, either ISO 9000 or TL 9000 registration as soon as possible. Ciena shall have the right with prior written notice to Supplier of no less than 30 days, to inspect during normal business hours the manufacturing process, software development process and quality management system process with respect to the Products at Supplier’s facilities in order that Ciena may satisfy itself that Supplier’s processes and procedures meet specifications (or Supplier has made sufficient progress in achieving ISO 9000 or TL 9000 registration). After Supplier has achieved ISO 9000 or TL 9000 registration Ciena shall have the right to audit Supplier for compliance with these standards. Supplier agrees to develop corrective action plans to address any deficient processes and to use all commercially reasonable efforts to implement those corrective action plans within a reasonable, mutually agreed time frame. If all Supplier processes and procedures meet the above specifications, the costs of the audits shall be borne by Ciena. If Supplier’s processes and procedures are deficient in accordance with the above ISO 9000 or TL 9000 specifications, Supplier shall bear the cost of the audit.

2.9 Product Integration and Interoperability Testing. The Parties will jointly determine when and whether it is appropriate (i) to integrate their respective products (including but not limited to management and control functionality), and (ii) to conduct interoperability testing of their respective products. If it is determined that such integration and/or interoperability testing of products is appropriate, the Parties agree to enter into a separate written integration and/or interoperability agreement that will define the specific rights and obligations of the Parties.

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

2.10 Training. Supplier shall provide Product training [*] to Ciena as follows: (i) upon execution of this Agreement, Product training for up to 12 Ciena customer support engineers at the Supplier facility; (ii) a train-the-trainer program for two Ciena instructors sufficient for Ciena to train its own personnel in providing Services for the Products, which program shall be conducted at a location mutually agreeable to the Parties; and (iii) sales training for up to eight Ciena personnel at the Supplier facility. Supplier shall provide an appropriate number of Products for use in such training. Supplier shall provide Ciena with training materials and related Documentation for the above at no charge, which materials may be duplicated by Ciena for internal purposes only; provided, however, that as part of the train-the-trainer program, Supplier shall provide Ciena with reproducible CD-ROM copies of all relevant course materials and related Documentation that may be duplicated by Ciena for delivery of training programs. If training is conducted at a location other than the Supplier facility, Ciena shall pay all reasonable travel and other expenses for the Supplier training personnel. Ciena may purchase additional training from Supplier [*] Supplier’s list price.

2.11 Development and License Agreement. The Parties shall enter into a separate development and license agreement, which shall cover any custom new product development and engineering work required to integrate Supplier’s existing or new products and technology within Ciena’s product family.

3	PURCHASE ORDERS; FORECASTS; DELIVERY INTERVALS

3.1 Purchase Orders. During the term of this Agreement, Supplier shall sell and ship to Ciena such Products as Ciena may order from time to time pursuant to this Agreement. Specific quantities of Products shall be ordered by Ciena by placement of purchase orders (each, a “Purchase Order”) to Supplier. Each Purchase Order shall contain: (i) a reference to this Agreement; (ii) the identification of the Products being purchased; (iii) the quantity of Products to be purchased; (iv) the requested shipping destination and shipping date; and (v) any other special information required by this Agreement or by the circumstances of the Purchase Order. Supplier shall accept each such Purchase Order that is materially consistent with the terms and conditions of this Agreement, and shall confirm in writing its receipt of each Purchase Order within [*] following receipt thereof and shall be obligated to deliver on the applicable delivery date the quantity of each Product set forth in the Purchase Order on the terms set forth therein, subject to the terms of Section 3.4 of this Agreement. Notwithstanding the foregoing, in the event that Ciena provides written notice to Supplier in accordance with Section 11.2(b)(i) of this Agreement, Supplier shall have the right to hold any Purchase Order issued by Ciena thereafter until the date that the applicable material breach has been cured (except for non-cancelable Purchase Orders issued by Ciena, which must be accepted by Supplier in accordance with this Agreement).

3.2 Terms and Conditions. This Agreement shall govern all terms and conditions of purchase and sale with respect to Purchase Orders accepted by Supplier. In the event of any conflict between this Agreement and the pre-printed terms and conditions of any Purchase Order or acknowledgment, the terms of this Agreement shall control and no pre-printed terms shall apply. Each Purchase Order shall constitute a legally binding obligation respectively against the Parties upon acceptance by Supplier. Any additional conditions or modifications to an accepted Purchase Order shall require the written consent of both Parties.

3.3 Delivery Intervals. All Products will be delivered by Supplier to the FCA point within [*] after receipt of the Purchase Order. In the event an End User requests a shorter delivery interval, Supplier will use all commercially reasonable efforts to ship the Product(s) within such delivery interval. All specially manufactured Products shall be shipped on a mutually acceptable time frame. In the event Ciena

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

requests accelerated delivery of Products and such accelerated delivery results in increased costs to Supplier, the Parties shall mutually agree upon the delivery schedule and Supplier may charge a premium, as mutually agreed with Ciena, for such accelerated delivery. Notwithstanding the foregoing, the Parties agree to negotiate in good faith a supply chain model, to be reflected in an amendment to this Agreement, that serves to reduce significantly the above-referenced delivery interval for the Products and that meets the business and financial requirements of both Parties.

3.4 Purchase Order Changes. Ciena may cancel, suspend, reschedule, reconfigure or otherwise materially modify all or any part of an outstanding Purchase Order at no charge, provided that Supplier receives written notice at least [*] prior to the scheduled date of delivery. In the case of rescheduling, any newly requested delivery date must be within [*] of the original scheduled delivery date and receive written agreement of Supplier. All other requests to materially modify a Purchase Order require written agreement of Supplier and may be subject to a restocking fee in the amount [*] of the purchase price of the affected Products. Ciena shall have no liability to Supplier with respect to any Purchase Order that Ciena cancels contemporaneously with its termination of this Agreement pursuant to Section 11.2(b) herein.

3.5 Electronic Data Interchange. Supplier shall use commercially reasonable efforts to implement, within 90 days of the Effective Date of this Agreement, sufficient systems and processes that will enable the Parties to exchange orders, payments, acknowledgements, invoices, remittance notices, and other records (“Data”) electronically, in place of tangible documents, which Data will be exchanged in accordance with the Telecommunications Industry Forum EDI Guidelines for use of American National Standards Institute (ANSI) Accredited Standards Committee X12 transaction sets, unless the Parties mutually agree to a proprietary format or another standard (i.e., Extensible Markup Language (XML)).

4	DELIVERY; SHIPMENT; TITLE AND RISK OF LOSS

4.1 Shipment. Unless otherwise mutually agreed by the Parties, Products purchased hereunder (including spares and replacement parts) shall be shipped as follows: (i) for Products manufactured or located in the United States, FCA Supplier U.S. factory (Incoterms 2000), and (ii) for all other Products, FCA Hong Kong (Incoterms 2000). Ciena will provide reasonable instructions to Supplier to ensure proper shipment to each FCA point. Supplier shall not make partial shipments without the express written consent of Ciena. Unless otherwise agreed by the Parties, Ciena or its designee shall be the importer of record for all shipments. The quoted purchase prices for Products exclude all costs of freight, insurance, taxes, customs duties, VAT and similar charges for the transport of the Products to the specified destination, each of which will be paid by the applicable Party in accordance with the shipment term.

4.2 Packing. Supplier will pack and package the Products in accordance with its commercial standards and will load the same aboard the earner selected by Ciena at the FCA point.

4.3 Title and Risk of Loss. Title to Products (excluding Software, for which title does not pass to Ciena at any time), and risk of loss or damage to Products, shall pass from Supplier to Ciena upon delivery to the FCA point.

4.4 Late Deliveries. If Supplier determines that it is reasonably likely that it will not deliver all or any portion of the Products covered by a Purchase Order at the times designated therein, Supplier will immediately advise Ciena and make every reasonable effort to avoid late delivery. In the event that an End User is contractually entitled to receive liquidated damages or other penalties as a result of late

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

deliveries of Products, the Parties shall address the allocation of costs with respect to such liquidated damages in a separate amendment to this Agreement.

5	PRICING; PAYMENT; ACCEPTANCE

5.1 Pricing.

(a) Supplier’s list price and Ciena’s discount for each Product is set forth on Exhibit A hereto. The Parties acknowledge and agree that (i) Supplier’s list prices shall remain fixed for [*] from the Effective Date of this Agreement, and (ii) thereafter, Supplier may revise its list price(s) upon [*] advance written notice to Ciena, provided that any increase in list price shall result in a corresponding increase in Ciena’s discount for such Product(s) to ensure the same net transfer price to Ciena. Ciena shall have the right, in its discretion, to determine prices for which it sells Products to End Users. All pricing offered and payments made under this Agreement shall be in U.S. dollars. Ciena and Supplier may from time to time mutually agree to custom products and price lists applicable to specific End Users which will be appended to Exhibit A (“Custom Price Lists”). The Custom Price Lists shall not be applicable to sales of Products to other End Users. The Custom Price List with regard to the joint proposal for [*] is attached hereto as Exhibit A-1 (the [*]. The Custom Price List with regard to the joint proposal for [*] is attached hereto as Exhibit A-2 (the [*]

(b) Supplier represents and warrants that all of the prices and discount structures and warranties granted to Ciena under this Agreement will be comparable or superior to the equivalent prices and discount structures and warranties granted to any other Supplier resellers and distributors under like or similar circumstances.

(c) Ciena and Supplier agree to work together and separately to determine areas in which the Parties can help effectuate cost reductions in the Products. In addition, upon reasonable verification that the pricing established hereunder will not allow Ciena to effectively compete in obtaining orders for the resale of Products to specific End Users, the Parties agree to negotiate, in good faith, and on a customer by customer basis, adjusted pricing that allows Ciena to competitively price the Products and maintain reasonable margins.

5.2 Taxes. Ciena shall pay all sales, use, value-added and other taxes, and any tariffs, customs duties, fees and other charges, imposed by any government authority and based on the value or amount of Products sold under this Agreement, with the exception of any taxes based on the net income of Supplier. In the event any such taxes, tariffs, duties, fees or charges are paid by Supplier, Ciena shall promptly reimburse Supplier upon receipt of invoice.

5.3 Invoicing and Payment. Supplier shall invoice Ciena for the aggregate purchase price of the Products upon acceptance of the Products, as defined in Section 5.4 below. Ciena shall pay to Supplier the full amount of any undisputed invoice or the undisputed portion of any disputed invoice within [*] calendar days after receipt of invoice.

5.4 Product Acceptance. In the event that, as a condition of sale of Products to an End User, Ciena is required to provide Products for First Office Application, Technology Introduction Process or similar testing and acceptance by such End User (e.g., first non-laboratory deployment in a network), such Products shall be deemed accepted by Ciena on the date the End User confirms that the Product complies with the Specifications and contractually accepts the Products. All other Products shall be deemed

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

accepted by Ciena upon the earlier of (i) the date the End User confirms that the Products comply with the Specifications and contractually accepts the Products, or (ii) [*] calendar days after the date of delivery to the FCA point (provided that Supplier has not shipped the Products in advance of Ciena’s requested shipment date). Products for First Office Application, Technology Introduction Process, or similar testing and acceptance specifications shall be clearly marked on the Purchase Order. Ciena shall notify Supplier no later than 5 calendar days after End User confirmation of Product acceptance, if applicable.

6	SOFTWARE LICENSE

6.1 Software Right to Use License. Subject to the terms and conditions of this Agreement, Supplier hereby grants to Ciena and Ciena accepts a non-exclusive, non-transferable, fully paid up license to use, in object code form only, the Software (i) for the purpose of marketing, selling, demonstrating and supporting the Products with which such Software is provided by Supplier during the Term of this Agreement, and (ii) for the purpose of using, operating and, if applicable, supporting the Products on a perpetual basis. This license grant does not include any rights with respect to the source code form of the Software, including, without limitation, any right to modify or enhance the Software.

6.2 Right to Distribute Software. Notwithstanding anything herein to the contrary, Supplier further grants to Ciena a non-exclusive, non-transferable, fully paid up license to sublicense the right to use the Software to End Users solely for the purpose of using the Products with which the Software is provided by Supplier. Ciena shall provide to each End User the end user license agreement set forth in Exhibit E (or other, substantially similar license terms and conditions), and shall instruct each End User to return a signed copy of the same to Supplier.

6.3 Restrictions. Ciena shall not copy (except for archival or backup purposes), reverse engineer, decompile or disassemble the Software or incorporate in whole or any part in any other product or create derivative works based on all or any part of the Software, and Ciena shall not grant permission to any third party to do any of the foregoing. Ciena is not authorized to license others to reproduce or use any copies of the Software, except as expressly provided in this Agreement. Ciena will not remove or modify any copyright, trademark and other proprietary notices within or affixed to the Products.

6.4 Software and Technology Escrow. Within 60 days after the Effective Date of this Agreement, or as otherwise mutually agreed by the Parties, Supplier shall deposit with an agreed-upon third party escrow agent a reproducible set of the following (collectively, the “Supply Materials”): (i) a copy of the source code of the most current version of the Software in binary form, and any updates or upgrades thereto; (ii) a copy of all design specifications, schematics, assembly drawings and similar materials relating to each Product; (iii) all bills of material for each Product; and (iv) any other materials or documents that would be reasonably necessary for Ciena to realize the benefit of the Emergency Manufacturing Rights. Supplier shall name Ciena as an approved licensee of the Supply Materials. The terms of such escrow agreement shall provide: (i) the escrow agent will provide Ciena written notice of any deposit by Supplier; (ii) the source code delivered to the escrow agent will be in a form suitable for reproduction by Ciena; (iii) each source code deposit will comprise (a) the full source code language statement, (b) all third party software used in support and maintenance or enhancement of the deposited source code, and (c) all other materials necessary to allow a reasonably skilled third party programmer to maintain, modify or enhance the deposited source code without the assistance of any other person or the reference to any other material; (iv) the release conditions for the Supply Materials in escrow shall be as set forth in Section 6.5 herein; and (v) Ciena shall be responsible for all third party escrow costs

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

6.5	Emergency Manufacturing Rights.

(a) Upon the occurrence of a Triggering Event, Supplier hereby grants to Ciena (in addition to any other remedies that Ciena may otherwise have at law or in equity) a limited, nonexclusive, fully paid up license to use, copy, modify, develop, have developed, make, have made, sell, have sold, support and have others support the Products, for the sole purpose of providing ongoing sales, maintenance and support of the Products to existing End Users (the “Emergency Manufacturing Rights”); provided, however, in the event of subsection (d) Triggering Event, the Emergency Manufacturing Rights shall extend only as necessary to remedy the applicable breach. Such license shall include, but not be limited to:

(i)	the right to use, and to sublicense the use to one or more subcontractors, any intellectual property used in the manufacture, development, sale or support of the Products for the End Users;

(ii)	the right to maintain, support and repair (or to sublicense to a subcontractor the right to maintain, support and repair) the Hardware for the End Users;

(iii)	the right to maintain and support, and to diagnose and correct errors in (or to sublicense to a subcontractor the right to maintain, support, diagnose and correct), the Software for the End Users;

(iv)	the right to use and copy all Supplier documentation and tools necessary for the foregoing purposes.

(b) Provided that Ciena is not in material breach of its obligations under this Section 6.5, Ciena shall continue to have the Emergency Manufacturing Rights through the remainder of the term of this Agreement (including any renewal terms) and for a period of five (5) years thereafter, or until such earlier time as the Triggering Event ceases or is cured, if capable of cure.

(c) In the event that Ciena exercises its Emergency Manufacturing Rights, Supplier will use commercially reasonable efforts, upon request of Ciena, to facilitate the continuing manufacture, supply and support of the Products, including but not limited to:

(i)	identifying contract manufacturing suppliers and other suppliers of parts and components and facilitating the purchase by Ciena of Products, parts and components directly from said suppliers;

(ii)	using commercially reasonable efforts to procure for Ciena any necessary assignment or license of rights to third party technology incorporated in the Products (provided that Ciena will be responsible for payment of any license fee(s) related thereto);

(iii)	providing information regarding any special tools required for the manufacture of the Products, and offering to sell or lease such tools to Ciena for mutually-agreed amounts (to the extent that Supplier is not using or planning to use such tools); and

(iv)	providing any materials or documents that would be reasonably necessary to enable Ciena to realize the benefits of the Emergency Manufacturing Rights.

(d) In the event that Ciena exercises its Emergency Manufacturing Rights, Ciena shall have sole ownership of all rights in and to any modifications or improvements made by it to the Products and the Supply Materials, but title to and ownership of Supplier’s Confidential Information and intellectual property rights in and to the underlying Products and Supply Materials shall remain with Supplier.

(e) In the event and to the extent that Ciena exercises its Emergency Manufacturing Rights, and for a period not to exceed five years thereafter, Ciena shall pay to Supplier an annual royalty, in arrears, of [*] of Ciena’s then-current net transfer price under this Agreement of the applicable Product(s) manufactured and sold by Ciena following exercise of the Emergency Manufacturing Rights. The Parties expressly acknowledge and agree that such royalties shall constitute fair consideration for the exercise of the Emergency Manufacturing Rights.

(f) Notwithstanding anything herein to the contrary, the parties acknowledge and agree that (i) all rights and licenses granted by Supplier to Ciena under this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property”, as such term is defined in the U.S. Bankruptcy Code, (ii) Ciena shall retain and may fully exercise its rights and elections under the U.S. Bankruptcy Code and this Agreement, and (iii) this Section 6.5 constitutes an agreement supplementary to this Agreement under Section 365 of the U.S. Bankruptcy Code.

7	WARRANTIES AND REMEDIES

7.1 General Warranties. Supplier represents and warrants that:

(a)	Supplier has all rights and licenses necessary to sell Product hardware and to license the Software in accordance with the terms of this Agreement;

(b)	Supplier has good and marketable title to the Products and all right, title and interest in the Products will pass to Ciena or the End User free from any and all Hens, imperfections in title, claims, charges, restrictions or other encumbrances;

(c)	The Software, as delivered by Supplier to Ciena or an End User, does not and will not contain any computer viruses, worms, trap doors, time bombs, undocumented passwords, disabling programming codes, or other similar mechanisms or devices that may interfere with or adversely affect an End User’s permitted use of the Software;

(d)	There are no actions, suits or proceedings, pending or threatened, which will have a material adverse effect on Supplier’s ability to fulfill its obligations under this Agreement;

(e)	Supplier will promptly notify Ciena if, during the Term of this Agreement, Supplier becomes aware of any action, suit or proceeding, pending or threatened, which may have a material adverse effect on Supplier’s ability to fulfill its obligations under this Agreement;

(f)	To the best of Supplier’s knowledge, the Products do not infringe any patent, copyright, trademark or other intellectual property right of any third party;

(g)	No consent, approval or withholding of objection is required from any entity, including any governmental authority, with respect to Supplier’s entering into or performance of this Agreement or any Purchase Order; and

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(h)	Supplier and its affiliates, employees, representatives and subcontractors will strictly comply with the terms and conditions of this Agreement and any Purchase Order.

All of the foregoing representations and warranties will survive Acceptance, payment and use, and will be in addition to all other warranties, express, implied or statutory. Supplier shall defend, indemnify and hold Ciena harmless from and against all suits, claims or other proceedings against, and reasonable expenses and costs incurred by, Ciena arising out of a breach of these representations and warranties.

7.2 Product Warranty. Supplier shall warrant its Products for a standard period of [*] for hardware and Software from the date of delivery of the Products to site designated in the Purchase Order (the “Product Warranty Period”), in accordance with its manufacturer’s warranty, as set forth in Exhibit C attached hereto. Notwithstanding the foregoing, in the event that, as a condition of sale of Products to an End User, Ciena is required to offer a Hardware and/or Software warranty in excess of the standard warranty period stated above, then Supplier agrees to increase the Product Warranty Period accordingly for such Products purchased by Ciena hereunder for resale to such End User, at no additional charge to Ciena, except that such increased Product Warranty Period shall not exceed the length of such End User’s standard depreciation schedule for the Products without Supplier’s written consent. Ciena agrees to use commercially reasonable efforts to negotiate with End Users a standard warranty of [*] for the Products.

7.3 Testing. Supplier warrants that Supplier or its contract manufacturer(s) will test each Product in accordance with reasonable testing procedures to determine compliance with Specifications.

7.4 RoHS/WEEE Directives. Supplier warrants that, with respect to the Products purchased by Ciena for resale into the European Union, such Products will comply with the European Union Directive 2002/95/EC for Restriction of Hazardous Substances (“RoHS Directive”) and Supplier will comply with the European Union Directive 2002/96/EC for Waste Electrical & Electronic Equipment (“WEEE Directive”). Supplier shall defend, protect, indemnify and hold Ciena harmless from and against any and all losses, damages to persons or property, injuries or death of persons, liabilities, claims, liens, demands and causes of action of every kind and character (including the amounts of judgments, penalties, interest, court costs and legal fees, including on appeal or review) incurred by Ciena in connection with or arising out of the failure of any part, material or component of the Products purchased by Ciena for resale in the European Union to comply with the RoHS Directive or the failure to comply with the WEEE Directive.

7.5 Services Warranty. Supplier warrants that all services performed under this Agreement will be performed in a professional and workmanlike manner and in accordance with the terms of this Agreement.

7.6 Warranty Pass Through. Subject to Section 7.2 above, Ciena shall pass through to each End User Supplier’s manufacturer’s warranty for the Products, as set forth in Exhibit C attached hereto (or as otherwise may be mutually agreed by the Parties), and Supplier shall honor the same. Ciena shall not make any representation or warranty on behalf of Supplier other than as set forth in this Article 7 and in Exhibit C. Supplier shall be solely responsible for warranty service on and replacements for the Products.

8	ENGINEERING CHANGES AND PRODUCT DISCONTINUANCE

8.1 Notice of Changes. Supplier will comply with the change control requirements of Telcordia GR-209 (Issue 5, February 2006, GR-209-CORE). Supplier will provide ninety (90) days written notice to Ciena’s relationship manager of all planned permanent or temporary changes to the Products which

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

impact form, fit, features or functionality, as required by safety, environmental or other governmental compliance of the Products. The notice will include a summary of the expected impact of any such planned change on the above listed characteristics of the Products. Ciena shall have the right to cancel outstanding orders for any Products that are subject to such changes without incurring any penalty. In the event of a Class A or AC PCN (Product Change Notice) on a Product, (i) Supplier shall provide Ciena with the same rights as those provided to Supplier’s direct customers, including without limitation the repair or replacement of such Products at no cost or charge to Ciena, and (ii) if installation of the repaired or replacement Products is required by an End User at no cost or charge, Supplier shall either provide the same at no cost or charge to Ciena or reimburse Ciena for all costs incurred in connection with providing such installation.

8.2 Product Discontinuance. Supplier reserves the right to discontinue the manufacture and sale of a Product, provided that (i) a functionally equivalent product (i.e., a product meeting the applicable Specifications for the original Product) is offered for sale to Ciena at substantially the same price or (ii) Supplier provides Ciena with at least six months advance written notice of such discontinuance and Supplier agrees to continue to provide services, support and spare components for the Product for the remainder of the period during which Ciena is obligated to any End User to support such Product.

8.3 End of Life Product Support. Supplier agrees to offer the maintenance and support services set forth in Exhibit D, including but not limited to spares and replacement parts (or functionally equivalent parts that meet the applicable Specifications for the original part and that may be deployed in an End User’s network without any incremental cost to the End User), for Products purchased hereunder during the Term of this Agreement for the longer of (i) [*] after termination or expiration of this Agreement, or (ii) the end of life period required by an End User (which period shall not exceed [*] from end-of-sale date without Supplier’s written consent).

8.4 Adjustments to Product Discontinuance and End of Life Policies. Notwithstanding Sections 8.2 and 8.3 above, in the event that, as a condition of sale of Products to an End User, Ciena is required to offer a product discontinuance and/or end of life policy in excess of that set forth above, then Supplier shall adjust its product discontinuance and/or end of life policy for such End User accordingly.

9	INTELLECTUAL PROPERTY INDEMNITY

9.1. Supplier agrees that it will indemnify, defend and hold harmless, at its option and expense, Ciena and its officers, directors, employees, successors and assigns from and against any third party claim, including any claim by an End User seeking indemnity from Ciena, alleging that the Products, Software and/or use of the Products or Software by Ciena or any End User infringes any patent, copyright, trademark or other intellectual property right of such third party. Supplier further agrees that it will hold Ciena harmless from and against all suits, claims or other proceedings and reasonable expenses and costs against Ciena related to such infringement claims. Supplier’s obligations hereunder are conditioned upon: (i) Ciena giving Supplier prompt written notice of all claims of any such infringement claim (except that failure to give prompt notice shall not excuse Supplier’s obligations to the extent that Supplier is not materially prejudiced by such delay), (ii) Supplier being given full authority to assume the sole defense thereof through its own counsel and to compromise or settle any suits so far as this may be done without prejudice to the right of Ciena to continue the use of the alleged infringing apparatus subject to this Section 9.1, and (iii) Ciena cooperating fully with Supplier to facilitate defense or settlement of such claim. In any such suit, if the use of the alleged infringing intellectual property is held to constitute an infringement and is enjoined, or if in light of any claim Supplier deems it advisable to do so and can do so without, in Supplier’s reasonable opinion, impairing or adversely affecting the Product or use thereof by

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Ciena or Ciena’s customers, Supplier may at Supplier’s sole option: (i) procure the right to continue the use of the same for Ciena and the End Users; (ii) replace or modify the same to be free of the infringement claim; or (iii) require Ciena to return same to Supplier and refund Ciena the full purchase price paid by Ciena for such Product, less depreciation on a straight line basis over a three year period.

9.2 Supplier shall have no liability regarding any claim arising out of (a) use of the Products or Software in combination with non-Supplier hardware or software, if and to the extent the infringement was caused by such use or combination, or (b) any modification or derivation of the Products or Software not specifically authorized in writing by Supplier.

10	INDEMNIFICATION

Each Party shall defend, protect, indemnify and hold the other Party and its officers, directors, and employees and its affiliates, their respective officers, directors, and employees, harmless from and against any and all losses, damages to persons or property, injuries or death of persons, liabilities, claims, liens, demands and causes of action of every kind and character (including the amounts of judgments, penalties, interest, court costs and legal fees, including on appeal or review) incurred by the other Party, its affiliates or their respective officers, directors, and employees in defense of same arising in favor of any person, corporation, or other entity, in connection with or arising out of any grossly negligent or malicious act or omission of such Party, its employees or contractors under this Agreement, except to the extent that any such losses, damages, liabilities, etc. are caused by the gross negligence or willful misconduct of the other Party.

11	TERM AND TERMINATION

11.1 Term. The term of the Agreement will be for a period of [*] from the Effective Date of this Agreement (the “Term”), unless sooner terminated in accordance with the termination provisions set forth below. Thereafter, the Term will automatically renew for additional, consecutive periods of 12 months, unless either Party provides the other Party with written notice of non-renewal at least 60 days prior to end of the Term.

11.2 Termination.

(a)	The Parties may terminate the Agreement at any time by mutual agreement with at least 30 days prior written notification.

(b)	Either Party may terminate the Agreement following the occurrence of any of the following events and written notice to the other Party: (i) if the other Party commits a material breach of this Agreement and such breach or default, if capable of cure, is not cured within 30 days after written notice thereof from the other Party; (ii) if the other Party becomes insolvent under local law, makes a general assignment for the benefit of creditors, is adjudicated a bankrupt or insolvent, files a voluntary petition in bankruptcy or for a reorganization or to effect a plan or other arrangement with its creditors, files an answer to a creditor’s petition or other petition against it for an adjudication in bankruptcy or thereof, or applies for or permits the appointment of a receiver, trustee, or custodian for any substantial portion of its properties or assets; or (iii) if an order is entered by any court approving an involuntary petition seeking reorganization of the other Party, or appointing a receiver, trustee or custodian for any substantial portion of its

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

assets or business or if for any reason such other a Party voluntarily or involuntarily suspends transaction of its business or ceases to function as a going concern.

11.3 Effect of Termination or Expiration. Upon expiration of the term or termination of this Agreement under this Section, for any reason whatsoever, the Parties shall continue to perform any contractual obligations to End Users outstanding on the date of such expiration or termination. Further, upon termination or expiration of this Agreement, for any reason whatsoever, each Party will (i) immediately discontinue any use of trademarks, service marks, trade names, logos and similar rights and materials of the other Party; (ii) immediately discontinue all representations or statements from which it might be inferred that any commercial relationship exists between the Parties; (iii) immediately cease to promote products of the other Party (but will not act in any way to damage the reputation of the other Party or any of its products); (iv) immediately return all of the other Party’s sales and marketing literature and other materials and all Confidential Information in its possession or control, in whatever form held (including copies or embodiments thereof relating thereto); and (v) work with the other Party to ensure a smooth transition as it relates to established End User relationships. All rights and licenses granted hereunder will also terminate upon termination or expiration of this Agreement. Termination or expiration of this Agreement shall not prejudice or otherwise affect (a) any obligations to third persons or entities with respect to Products theretofore sold or Support Services theretofore provided; or (b) any indebtedness then owing by either Party to the other under this Agreement or otherwise.

11.4 Survival. The following sections shall survive the termination of this Agreement: 9, 10, 11, 12, 13, 14, 15, 16, and 17.

12	NOTICES

Any notice required or permitted under this Agreement must be given in writing to the address or facsimile number provided for a Party below (or such other address or number as any Party may provide to the other in writing in the manner contemplated hereby) and will be deemed effective as follows: (a) if delivered in person or by courier, on the date it is delivered; (b) if sent by facsimile transmission, on the date that the transmission is received by the recipient Party in legible form; or (c) if sent by certified or registered mail or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is refused; unless, in the case of (a), (b) or (c), the date and time of any delivery or receipt, as applicable, is not during normal working hours on a local business day, in which case notice shall be deemed given and effective on the first following day that is a local business day. For purposes hereof, a “local business day” is a business day in the city specified in the address for notice provided by the recipient.

If to Ciena, to:

Ciena Corporation

Attn: General Counsel

1201 Winterson Road

Linthicum, Maryland 21090

Telephone (410) 865-8500

Facsimile (410) 865-8001

If to Supplier, to:

ANDA Networks, Inc.

Attn: VP Finance

1274 Geneva Drive

Sunnyvale, California 94089

Telephone 408-519-4929

Facsimile 408-519-4785

13	DISCLAIMER OF WARRANTIES

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, REGARDING ITS MARKS, PRODUCTS, SOFTWARE OR OTHER INFORMATION PROVIDED BY THAT PARTY INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OR ARISING FROM ANY COURSE OF DEALING OR COURSE OF PERFORMANCE OR USAGE OF TRADE.

14	LIMITATION OF LIABILITY

NEITHER PARTY SHALL BE LIABLE FOR LOSS OF PROFITS OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOSS OF USE OF THE ULTIMATE END USER’S SYSTEM OR ANY ASSOCIATED EQUIPMENT, COST OF CAPITAL, COST OF SUBSTITUTE FACILITIES OR EQUIPMENT, DOWNTIME COSTS OR CLAIMS OF CUSTOMERS FOR SUCH DAMAGE, WHETHER OR NOT SUCH PARTY HAD BEEN ADVISED, KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, THIS LIMITATION SHALL NOT APPLY TO VIOLATIONS OF SECTION 15 (CONFIDENTIAL INFORMATION). THE PROVISIONS OF THIS SECTION 14 SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

15	CONFIDENTIAL INFORMATION

15.1 Confidentiality. The Parties acknowledge that, in the course of performing their duties under this Agreement, each Party may obtain information relating to the other Party’s products, customers, services or business that is of a confidential and proprietary nature (“Confidential Information”). Confidential Information includes, without limitation, trade secrets, know-how, inventions (patentable or not), techniques, processes, computer programs (including without limitation, object code and source code), algorithms, schematics, data, information regarding interoperability, or lack of interoperability, of products (including, without limitation, test results), customer lists, pricing, financial information and sales and marketing plans. Each Party and its employees and agents (“Receiving Party”) will, at all times, both during the term of this Agreement and for five (5) years after its termination or expiration, (i) keep in trust and strict confidence and take all reasonable precautions (including, without limitation, all precautions Receiving Party employs with respect to its most Confidential Information) to protect all Confidential Information of the other party (“Disclosing Party”) that it receives; (ii) not use Confidential Information other than in the course of performing its duties as expressly provided in this Agreement; and (iii) not disclose Confidential Information to any person other than to its employees, consultants and agents with a legitimate need to know Confidential Information for Receiving Party to perform its obligations hereunder, provided that each employee and agent has previously entered into a written confidentiality agreement protecting the confidentiality of Disclosing Party’s Confidential Information. Notwithstanding the foregoing, Receiving Party may disclose Confidential Information of Disclosing Party to the limited extent the disclosure is required by law or in a judicial or other governmental investigation or proceeding, provided that Receiving Party gives Disclosing Party prompt written notice of the compelled disclosure and cooperates with Disclosing Party in seeking a protective order or any other protections available to limit the disclosure of Disclosing Party’s Confidential Information.

15.2 Exclusions. The obligations in Section 15.1 will not apply with respect to information that Receiving Party can demonstrate, through written documentation created in the normal course of its business: (i) is in the public domain or enters the public domain through no action or default of Receiving Party; (ii) is known to Receiving Party without restriction, prior to receipt from Disclosing Party; (iii) was received from a third party known by Receiving Party to have a legal right to transmit the information, and not under any obligation of confidentiality; or (iv) was independently developed by Receiving Party’s employees or agents without any use of, or reference to, Disclosing Party’s Confidential Information.

15.3 Injunctive Relief. The Parties agree that an impending or existing violation of this Section 15 would cause the non-breaching Party irreparable injury for which it would have no adequate remedy at law, and the Parties agree that the non-breaching Party shall be entitled to seek immediate injunctive relief prohibiting such violation, in additional to any other rights and remedies available at law or in equity.

15.4 Return of Confidential Information. Upon expiration or termination of this Agreement, or at any time upon the written request of the other Party, the Parties immediately shall (i) cease using the Confidential Information of the other Party, (ii) return or destroy any Confidential Information (including information in computer software or held in electronic storage media) of the other. Party, including, without limitation, all customer quotations, price lists, contracts and other documents, sales and marketing literature and data relating to the products or the conduct of the business, and (iii) destroy any notes or personal memoranda which includes or make reference to such Confidential Information of the other Party. Each Party shall, upon request of the other Party, certify in writing that it has complied with the obligations set forth in this Section 15.4.

16	RELATIONSHIP OF PARTIES

16.1 Relationship of the Parties. This Agreement is not intended to create a relationship such as a partnership, franchise, joint venture, agency, or employment relationship. Neither party may bind the other nor may act in a manner that expresses or implies a relationship other than that of independent contractor.

16.2 Personnel. Each Party shall bear sole responsibility for payment of compensation to its own personnel. Each Party shall pay and report, for all personnel performing services hereunder, any income tax withholding, social security taxes, and unemployment insurance applicable to such personnel as its own employees. Each Party shall bear sole responsibility for any health or disability insurance, retirement benefits, or other welfare or pension benefits, if any, to which such personnel may be entitled. Each Party agrees to defend, indemnify, and hold harmless the other Party and its officers, directors, employees and agents, from and against any claims, liabilities, or expenses relating to such compensation, tax, insurance, or benefit matters in connection with its own personnel.

16.3 Non-Solicitation. During the term of this Agreement, and for a period equal to one (1) year after the expiration of this Agreement, neither Party shall either directly or indirectly solicit, induce or recruit any of the other Party’s employees to leave their employment, or attempt to solicit, induce or recruit, employees of such other Party, either for itself or for any other person or entity. The foregoing shall not apply to solicitations for employment directed at the general public.

17	MISCELLANEOUS

17.1 Waiver or Delay. No failure of either Party to exercise any power given to it hereunder or to insist upon strict compliance by the other with any obligation or provisions hereunder, and no custom or practice of the Parties at variance with the terms hereunder shall constitute a waiver of the right to demand exact compliance with the terms hereof. Waiver by a non-defaulting Party of any right arising from a default of the other Party shall not affect or impair the rights of the non-defaulting Party with respect to any subsequent default by the other Party of the same or of a different nature.

17.2 Insurance. Each Party shall maintain all insurance required by law with respect to the performance of its obligations hereunder, including (a) commercial general liability insurance, including contractual liability, products liability and completed operations coverage, (b) employer’s liability insurance with limits of at least [*] per occurrence, and (c) adequate worker’s compensation and related insurance prescribed by the law of any jurisdiction in which work is to be performed hereunder. Each shall have limits of at least [*] per occurrence for bodily injury, including death, and [*] per occurrence for property damage.

17.3 Export. This Agreement is made subject to all laws, regulations, orders, or other restrictions on the export of products, documentation, or other information about products, including but not limited to the U.S. Export Administration Regulations, which may be imposed from time to time. Supplier shall be responsible for obtaining and maintaining any export license or other governmental approval required at the time of export for exporting the Products to the destination specified on the Purchase Order. Further, Supplier acknowledges and agrees that no Products supplied under this Agreement will be (i) reexported to countries outside of the agreed territories; (ii) transferred, disclosed or released to proliferation-related (e.g., nuclear weapons, chemical or biological weapons, missile technology) end uses or end users; or (iii) transferred, disclosed or released to any party on the U.S. Department of Commerce’s Entity List, Denied Persons List or Unverified List, except as may be authorized under applicable U.S. law.

17.4 Publicity. Neither Party will make any public statement or announcement or press release in connection with this Agreement without the other party’s prior written consent (not to be unreasonably withheld); provided, however, that nothing in this section shall be construed to limit the right of either Party to issue such disclosures as may otherwise be required by law. Supplier acknowledges that Ciena may reference its relationship with Supplier in any and all filings with the United States Securities and Exchange Commission.

17.5 Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of law. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

17.6 Force Majeure. Except for obligations to make payments hereunder, neither Party shall be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, sabotage of material or supplies or any other cause beyond the control of such Party (“Force

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Majeure”), provided that such Party gives the other Party written notice thereof promptly and, in any event, within fifteen (15) days of discovery thereof. Neither Party shall be liable for delays or any failure to perform under this Agreement due to unforeseen circumstances or causes beyond its reasonable control, including, but not limited to, acts of terrorism, war (including civil war), riots, embargoes, acts (whether sovereign or contractual) of civil or military authorities, acts of any government, fires, floods, explosions, the elements, epidemics, quarantine restrictions, strikes, or the other Party’s acts or omissions with respect to matters for which such Party is responsible. In the event of a Force Majeure as defined above, the affected Party shall promptly notify the other Party in writing of such delay and an equitable adjustment shall be made in any affected terms of this Agreement.

17.7 Assignment and Binding Effect. This Agreement may not be assigned by either Party without the express prior written consent of the other Party. This Agreement will be binding upon, and inure to the benefit of, the permitted successors and assigns of each party. Any purported assignment in violation of this Section will he null and void. Notwithstanding the foregoing, each Party shall have the right to assign this Agreement without the other Party’s consent (but with written notice), in connection with a merger, consolidation or sale of all or substantially all of its assets to another party, provided that the assigning party remains liable for all obligations hereunder.

17.8 Severability. If any provision of this Agreement is held invalid by any law or regulation of any government or by any court or arbitrator, that invalidity will not affect the enforceability of any other provision.

17.9 Entire Agreement. This Agreement, together with the Exhibits, constitutes the Parties’ entire agreement relating to its subject matter. It supersedes all prior or contemporaneous, oral or written communications, proposals, conditions, representations and warranties, and it prevails over any conflicting or additional terms of any quote, purchase order, acknowledgement, or other communication between the parties relating to its subject matter during the term of this Agreement. No modification to this Agreement will be binding, unless in writing and signed by an authorized representative of each Party.

The Parties expressly acknowledge and agree that the commercial requirements of certain End Users (particularly in Exclusive Accounts) may significantly differ from industry standards and the terms of this Agreement. Accordingly, the Parties agree to negotiate in good faith (i) whether and to what extent to flow through the End User(s) commercial requirements from Ciena to Supplier and (ii) the proper allocation of costs between Ciena and Supplier to be incurred in connection with selling the Products to such End User(s), all of which will be reflected in separate, End User-specific amendments to this Agreement (each an “End User-Specific Amendment”).

17.10 Compliance with Laws. In performing their obligations hereunder and any services and activities undertaken in connection therewith, the Parties shall comply with all applicable laws and regulations of the government of the United States and applicable international jurisdictions.

17.11 Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement which cannot be resolved by the parties within one hundred and twenty (120) days through good-faith negotiations, including any question regarding its existence, validity, or termination may, upon mutual agreement of the Parties, be finally resolved by arbitration under the Commercial Arbitration Rules of the American Arbitration Association in force as of the date of the request for arbitration, which rules are deemed to be incorporated by reference into this Section. The tribunal shall consist of a sole arbitrator. The place of arbitration shall be mutually agreed by the Parties. The language of arbitration shall be English. The number of arbitrators shall be one. Notwithstanding the arbitration provisions set forth in this Section, if any party, its employees or agents breaches or threatens to breach the confidentiality obligations or obligations relating to use of the Confidential Information, the affected party may obtain injunctive relief from a court of competent jurisdiction.

17.12 Due Authorization. Each Party warrants to the other Party that this Agreement has been duly authorized and executed and is valid and legally binding upon such Party and enforceable in accordance with its terms.

17.13 English Language/ Currency. This Agreement has been written in the English language, and in the event of conflict between this English version hereof and any version in any other language, the English version shall prevail. All references to dollar amounts in this Agreement shall mean U.S. Dollars.

17.14 Counterparts. This Agreement may be signed in two or more counterparts, none of which need contain the signatures of each of the Parties, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures on behalf of the Parties hereto.

IN WITNESS WHEREOF, the parties have caused this OEM Agreement to be executed by their duly authorized officers as of the date(s) set forth below.

Ciena Corporation		ANDA Networks, Inc.

By:	Russell B. Stevenson, Jr.	By:	Charles R. Kenmore
Name:	Russell B. Stevenson, Jr.	Name:	Charles R. Kenmore
Title:	Senior Vice President & General	Title:	President & C.E.O.
Date:	8/10/06	Date:	8/10/06

EXHIBIT A

GENERAL SUPPLIER PRODUCT AND PRICE LIST

NOTE: The Parties intend to negotiate in good faith a mechanism for Supplier to provide Ciena with additional discounts off of the attached price list based upon Ciena’s achievement of certain agreed volume Product purchase thresholds over agreed time periods during the Term of this Agreement.

“ANDA External
Current Price List 052

EtherEdge 4000

Product Number	Short Description	List Price	Qty
EtherEdge 4000 System Cards (Generic)
641-310	System Controller Module	[*]

EtherEdge 4000 System Cards (Trunk)
645-110	GigE-1T (1 port Gigabit Ethernet Trunk Module - No GBIC)	[*]
645-310	DS3-3T (3 port DS3 Trunk Card Module)	[*]
645-410	OC3/STM1-1T IR (1 portOC3\STM1 Trunk Module)	[*]
645-430	OC3/STM1-1T SR (1 portOC3\STM1 Trunk Module)	[*]
645-420	2xOC3/STMl-1T (2 OC3\STM1 ports, one logical port trunk module)	[*]
645-510	OC12/STM4-1T IR (1 port OC3\STM1 Trunk Module)	[*]
645-530	OC12/STM4-1T SR (1 port OC3\STM1 Trunk Module)	[*]
645-540	2xOC12/STM4-lT (2 OC12/STM4 ports, one logical port trunk module, no SFP)	[*]
645-541	OC12/STM4-1T-B (one OC12/STM4 port, one logical port trunk module, no SFP)	[*]

EtherEdge 4000 System Cards (Subscriber)
646-110	10/100BT-BS (8 port 10/100BaseT Subscriber Module)	[*]
646-116	10/100BT-8S-F (8 port Front Access 10/100BT Subscriber Module)	[*]
646-210	DS1-8S-PW (8 port DS1 with Psuedo wire capability	[*]
646-310	DS3-BS Imux (8 port DS3 Subscriber Module with Imuxing)	[*]
646-320	ChDS3-1S (1 port Channelized DS3 Subscriber Module)	[*]
646-321	one ChDS3-1S (1 port Channelized DS3 Subscriber Module) and twoD53 cable assembly, SMB to BNC, 12 feet	[*]
646-410	100FX-8S 2km (8 port 100BaseFX - MMF Subscriber Module)	[*]
646-420	100FX-8S 30km (6 port 100BaseFX - SMF Subscriber Module)	[*]
646-510	GigE-1S/T (1 port Gigabit Ethernet Trunk/Subscriber Module - No GBIC)	[*]
646-610	OC3/STM1-4S (4 port OC3/STM1 Subscriber Module	[*]
646-710	ChDS3-6S expansion module kit (ChDS3-6S, w/GigE-1 SS, interconnect cable & SFP optics)	[*]
646-711	ChDS3-6S expansion module (no SFP)	[*]
646-712	GigE-1 SS (for exp module; 2 ports Gigabit Ethernet Trunk/Subscriber Module - No SFP)	[*]
646-720	ChSTM1-2S expansion module kit (Ch-STM1-2S, w/GigE-1SS, interconnect cable & SFP optics)	[*]
646-721	ChSTM1-2S expansion module (no SFP)	[*]

EtherEdge 4000 Chassis and Commons
641-130	EtherEdge Chassis	[*]
641-140	EtherEdge Fan Module	[*]
641-210	EtherEdge AC Power Module	[*]
641-230	EtherEdge DC Power Module	[*]
541-250	EtherEdge 4000 Air Filter	[*]

EtherEdge 4000 Bundle Pricing
641-110	EtherEdge Base System Kit (includes 1 chassis, 1 fan module)	[*]
641-120	EtherEdge LP Base System Kit (includes 1 chassis, 1 fan module)	[*]
642-142	EtherEdge Common System Kit R1.8.2 (includes 1 chassis, 1 fan module, 1 System Controller Module, Release 1.8 Software (Includes User Manual)	[*]
642-143	EtherEdge Redundant Common System Kit-R1.8.2 (includes 1 chassis, 1 fan module, 2 System Controller Module, Release 1.8 Software (Includes User Manual))	[*]
642-140	EtherEdge Common System Kit R2.0.8 (includes 1 chassis, 1 fan module, 1 System Controller Module, Release 2.0 Software (Includes User Manual))	[*]
642-141	EtherEdge Redundant Common System Kit R2.0.8 (includes 1 chassis, 1 fan module, 2 System Controller Module, Release 2.0 Software (Includes User Manual))	[*]
642-150	EtherEdge Common System Kit R2.5.4 (includes 1 chassis, 1 fan module, 1 System Controller Module, Release 2.5.4 Software (includes User Manual))	[*]
642-151	EtherEdge Redundant Common System Kit R2.5.4 (includes 1 chassis, 1 fan module, 2 System Controller Module, Release 2.5.4 Software (Includes User Manual))	[*]
642-152

EtherEdge Redundant Common System Kit R2.5.4 (includes 1 chassis, 1 fan module, 2 System

Controller Module, Release 2.5.4 Software (Includes User Manual), 2 DC power module, 1 GigE-

1T, 1 ChDS3-1S, 1 GBIC-1000BSX-MMF, 2 DS3 cable assembly - minSMB to BNC, 4 sub/trunk blank cover)

[*]
642-153

EtherEdge Redundant Common System Kit R2.5.4 (includes 1 chassis, 1 fan module, 2 System

Controller Module, Release 2.5.4 Software (Includes User Manual), 2 DC power module, 1 GigE-

1T, 1 DS3-BS VCAT, 1 GBIC-1000BSX-MMF, 16 DS3 cable assembly - minSMB to BNC, 4 sub/trunk blank cover)

[*]
642-155	EtherEdge Common System Kit R2.5.5 (includes 1 chassis, 1 fan module, 1 System Controller Module, Release 2.5.5 Software (Includes User Manual))	[*]
642-156	EtherEdge Redundant Common System Kit R2.5.5 (includes 1 chassis, 1 fan module, 2 System Controller Module, Release 2.5.5 Software (Includes User Manual))	[*]

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EtherEdge 4000 Accessories (Not Discountable)
648-210	EtnerEdge Subscriber / Trunk Blank Cover	[*]
648-230	EtherEdge System Controller Blank Cover	[*]
648-250	EtherEdge Power Supply Blank Cover	[*]
648-270	EE4000 RM-RM Crossover Cable Assembly 6 feet	[*]
648-290	EE4000 CN5O to 8xRJ45 Converter	[*]
648-300	EE4000 DS 3 Cable Assembly, SMB to BNC, 12 feet	[*]
648-310	EE4000 AC Power Cable, 10 feet	[*]
648-320	EE4000 MM Fiber Duplex Cable, LC-LC, 3 m	[*]
694-110	GBIC - 20km, single mode, 1310 nm	[*]
649-150	GBIC - 40km, single mode, 1550 nm	[*]
694-180	GBIC - 70km, single mode, 1550 nm	[*]
694-190	GBIC 1000BT	[*]
694-200	GBIC1000BSX MMF	[*]
695-100	OC12/STM4 SFP, 20km, SM, 1300 nm	[*]
695-200	GE, SFP, MM, 850 nm, LC type connector	[*]

EtherEdge 4000 Software & Firmware
643-139	EtherEdge 4000 Release 1.7 Software	[*]
643-141	EtherEdge 4000 Release 1.8 Software (Includes User Manual)	[*]
643-142	EtherEdge 4000 Release 1.8 Software (Includes User Manual)	[*]
643-143	EtherEdge 4000 Release 2.0.4 Software - (Includes User Manual)	[*]
643-140	EtherEdge 4000 Release 2.0 Software - Current Version 2.0.8 (Includes User Manual)	[*]
643-150	EtherEdge 4000 Release 2.5 Software (Includes User Manual)	[*]
643-155	EtherEdge 4000 Release 2.5.5 Software (Includes User Manual)	[*]
643-160	EtherEdge 4000 Release 3.0 (PW/MPLS) Software (Includes User Manual)	[*]
643-170	EtherEdge 4000 Release 4.0 (ChDS3-6S. ChSTM1-2S) Software (Includes User Manual)	[*]

EtherEdge 4000 Documentation
CD1440	User Manual - EtherEdge 4000 Release 2.0	[*]
CD1450	User Manual - EtherEdge 4000 Release 2.5	[*]
CD1455	User Manual - EtherEdge 4000 Release 2.5.5	[*]
CD1460	User Manual - EtherEdge 4000 Release 3.0	[*]
CD1470	User Manual - EtherEdge 4000 Release 4.0	[*]

EtherReach 3000 Series

Product Number	Short Description	[*]
EtherReach 3000 Hardware
632-310	EtherReach 3300m	[*]
632-320	EtherReach 3300o	[*]
632-330	EtherReach 3300e	[*]

EtherReach 3000 Accessories (Not Discountable)
638-110	ER3300 E1 -8xCC4B converter	[*]
638-120	DIN-DIN E1 Cable, 12 ft, 75 ohms coax	[*]
638-130	DIN-BNC E1 Cable, 12ft, 75 ohms coax	[*]

EtherReach 3000 Software & Firmware
633-110	EtherReach 3300 Release 1.1 Software	[*]
633-120	EtherReach 3300 Release 1.2 Software	[*]

EtherReach 3000 Documentation
CD3110	User Manual - EtherReach 3300 Release 1.1	[*]
CD3120	User Manual - EtherReach 3300 Release 1.2	[*]

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EtherReach 2000 Series

Product Number	Short Description	List Price
EtherReach 2000 Hardware
622-320	EtherReach 2200 (Ethernet to DS3), with US AC power cord (CPE)	[*]
622-322	EtherReach 2200 (Ethernet to DS3), with UK AC power cord (CPE)	[*]
622-323	EtherReach 2200 (Ethernet to DS3), with EU AC power cord (CPE)	[*]
622-325	EtherReach 2200 (Ethernet to DS3) with bridged management support, US AC power cord (CO)	[*]
622-326	EtherReach 2200 (Ethernet to DS3) with DC-DC converter (No AC power supply) (CPE)	[*]
622-363	EtherReach 2200e (Ethernet to E3), with EU AC power cord	[*]
622-364	EtherReach 2200e (Ethernet to E3), with UK AC power cord	[*]
622-340	EtherReach 2106 (Ethernet to 8xDS1) (CPE)	[*]
622-341	EtherReach 2108 (Ethernet to 8xDS1) with bridged management support (CO)	[*]
622-345	EtherReach 2108e (Ethernet to 8xE1) with UK AC power cord (CPE)	[*]
622-346	EtherReach 2108e (Ethernet to 8xE1) with EU AC power cord (CPE)
622-347	EtherReach 2108e (Ethernet to 8xE1) with China power cord (CPE)
622-348	EtherReach 2108e (Ethernet to 8xEl) with bridged management support (UK AC power cord)	[*]
622-349	EtherReach 2108e (Ethernet to 8xE1 w/ PDW & FX Port) with bridged mgmt (EU AC power	[*]
622-350	EtherReach 2300 (Ethernet to OC3) (CPE)	[*]
622-351	EtherReach 2300 (Ethernet to OC3) with bridged management support (CO)	[*]
622-390	EtherReach 2118 (Ethernet to 8xDS1) (CPE)	[*]
622-392	EtherReach 2118 (Ethernet to 8xDSl) with bridged management support (CO)	[*]
622-400	EtherReach 2210 (Ethernet to DS3) with US AC power cord (CO)	[*]
622-402	EtherReach 2210 (Ethernet to DS3) with bridged management support, US AC power cord (CO)	[*]
622-410	EtherReach 2212 (Ethernet to 2xDS3), with US AC power cord (CPE)	[*]
622-412	EtherReach 2212 (Ethernet to 2xDS3) with bridged management support, US AC power cord	[*]
622-390	EtherReach 24DB (8x10/100BT,2x100FX,2GigE, 8xT1, PWE3 TDM, no SFP optics)	[*]

EtherReach 2000 Accessories (Not Discountable)
648-136	19” mounting tray for EtherReach 2000 Series	[*]
648-141	23” mounting tray for EtherReach 2000 Series	[*]
648-150	DC to DC converter for EtherReach 2000 Series	[*]
648-151	Spare Conn. Cable DC / DC converter to EtherReach 2000 Series (Non-Crimped End Wires)	[*]
648-152	Spare Conn. Cable DC I DC converter to EtherReach 2000 Series (Crimped End Wires)	[*]
648-160	ER2108 CN50 to 8xRJ45 Converter	[*]
648-165	DS1 Patch Cable Assembly, 30ft, CN50 to stub (to DSX panel)	[*]
648-166	DS1 Patch Cable Assembly, 50ft, CN50 to stub (to DSX panel)	[*]
648-167	DS1 Patch Cable Assembly, 100ft, CN50 to stub (to DSX panel)	[*]
648-170	AC Adapter with US AC power cord	[*]
648-171	AC Adapter with China AC power cord	[*]
648-172	AC Adapter with UK AC power cord	[*]
648-173	AC Adapter with EU AC power cord	[*]
648-301	DS3 Cable Assembly, mini-BNC to BNC, 12 feet	[*]
648-302	DS3 Cable Assembly, mini-BNC to mira-BNC, 3 feet	[*]
648-303	DS3 Cable Assembly, mini-BNC to mini-BNC, 8 feet	[*]
648-304	DS3 Cable Assembly, mini-BNC to SMB, 8 feet	[*]
695-110	OC3/STM1 SFP, 20km, SM, 1300nm	[*]
648-180	Y Cable for DS3 Protection	[*]
648-181	DC to DC compact converter for EtherReach 2000 Series	[*]
695-201	100FX, 850nm, MMF, SFP optics	[*]
695-202	100FX, 1310nm, SMF, SFP optics	[*]
695-204	100FX, 1 550nm, SMF, SFP optics	[*]
695-210	1000BA5E SX, 850nm, MMF, SFP optics	[*]
695-212	1000BASE LX, 1310nm, SMF, SFP optics	[*]
695-214	1000BASE, ZX, 1550nm, SMF, SFP optics	[*]

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EtherEdge 2000 Software & Firmware
623-119	EtherReach 2200 Release 1.4.2 Software (Includes User Manual)	[*]
623-121	EtherReach 2200 Release 2.1 Software (Includes User Manual)	[*]
623-360	EtherReach 2200e Release 2.1 Software (Includes User Manual)	[*]
623-321	EtherReach 2108 Release 1.4.7 Software (Includes User Manual)	[*]
623-340	EtherReach 2108 Release R2.0 Software (Includes User Manual)	[*]
623-330	EtherReach 2108e Release 1.4.1 Software (Includes User Manual)	[*]
623-331	EtherReach 2108e Release 1.4.5 Software (Includes User Manual)	[*]
623-350	EtherReach 2108e Release R2.0 Software (Includes User Manual)	[*]
623-410	EtherReach 2300 Release 1.4.0 Software	[*]
623-360	EtherReach 2118 Release R3.0 Software (Includes User Manual)	[*]
623-370	EtherReach 2210 Release R3.0 Software (Includes User Manual)	[*]
623-380	EtherReach 2212 Release R3.0 Software (Includes User Manual)	[*]
623-810	EtherReach 2408 Release 3.0 Software (Include User Manual)	[*]

EtherReach 2000 Series Bundle Pricing
624-140	EtherReach 2200 System Bundle (includes unit, rls 1.4 software, and manual CD) with bridged management support (CO)	[*]
624-141	EtherReach 2200 System Bundle (includes unit, rls 1.4 software, and manual CD) (CPE)	[*]
624-150	EtherReach 2108 DC Bundle (includes unit, 19” mounting tray kit, DC-DC converter) with bridged management support (CO)
624-160	EtherReach 2108 System Bundle (includes unit, rls 1.4.7 software, and manual CD) with bridged management support (CO)	[*]
624-170	EtherReach 2108 System Bundle (includes unit, rls 1.4.7 software, manual CD, and CN50 to BxRJ45 Converter) (CPE) (Discount price based on each individual part)	[*]
624-180	EtherReach 2200 System Bundle (includes unit, rls 2.1 software, manual CD, and DC / DC Converter) (CPE) (Discount price based on each individual part)	[*]
624-190	EtherReach 2108 System Bundle (includes unit, rls 2.0 software, manual CD, and DC / DC Converter) (CPE) (Discount price based on each individual part)	[*]

EtherReach 2000 Documentation
CD0140	User Manual - EtherReach 2200 Release 1.4	[*]
CD0160	User Manual - ElherReach 2200 Release 2.1	[*]
CD0450	User Manual - EtherReach 2200e Release 2.1	[*]
CD0320	User Manual - EtherReach 2108 Release 1.4	[*]
CD0430	User Manual - EtherReach 2108 Release 2.0	[*]
CD0330	User Manual - EtherReach 2108e Release 1.4	[*]
CD0440	User Manual - EtherReach 2108e Release 2.0	[*]
CD0410	User Manual - EtherReach 2300 Release 1.4	[*]
CD0470	User Manual - EtherReach 2118 Release 3.0	[*]
CD0480	User Manual - EtherReach 2210 Release 3.0	[*]
CD0490	User Manual - EtherReach 2212 Release 3.0	[*]
CD0810	User Manual - EtherReach 2408 Release 3.0	[*]

EtherView

Product Number	Short Description	[*]
650-210	EtherView Release 2.0 (NT) managing 25 network elements	[*]
650-220	EtherView Release 2.0 (NT) managing 100 network elements	[*]
650-230	EtherView Release 2.0 (NT) managing 500 network elements	[*]
650-250	EtherView Release 2.0 (NT) managing unlimited network elements	[*]

EtherViewDescription
CD0400	EtherView EMS Rls 2.0 Documentation	[*]

		Total List	$—
		Discount	[*]
		Net Price	$—

Assumptions:

All part no’s for Ciena OEM are at [*]

Authorized By:

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EXHIBIT A-l

[*] CUSTOM PRICE LIST

The Parties agree that: (i) the [*] Custom Price List is a special bid price list that is applicable for the [*] account only; (ii) items on the [*] Custom Price List involve proposed products that may or may not become generally available to all customers, as determined by Supplier in its sole discretion (the [*] Proposed Products”); and (iii) in the event that Supplier determines that certain [*] Proposed Products shall become generally available to all customers, Supplier will include such products on the General Supplier Product and Price List with their applicable list prices.

[*] GS Transfer Price List- EXHIBIT A-1 Fin

[*] Wholesale Transfer Price List – E

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

ITEM CODE	DESCRIPTION	QTY	PRICE USD$
	[*] GS Services Transfer Pricing List - Exhibit A-1
	NTE Demarcation and Aggregation Devices

	Product functionality as per the May, 2007 BT 21CN Ethernet ITT
	ANDA Response and subsequent revisions to Ciena
	GREEN highlighted items are Generally Available

CN3201C	1xT1/E1 Copper NTE-w-Copper LAN	1	[*]
	1 LAN 10/100/1000 BT
	1 WAN T1/E1 configurable

CN3201F	1xT1/E1 Copper NTE w-Fiber LAN	1	[*]
	1 LAN GigE SFP Pluggable-SX/LX
	1 WAN T1/E1 configurable

CN3204C	4xT1/E1 Copper NTE-w-Copper LAN	1	[*]
	4 LAN 10/100/1000 BT
	4 WAN T1/E1 configurable

ON3204F	4xT1/E1 Copper NTE w-Fiber LAN	1	[*]
	4 LAN GigE SFP Pluggable-SX/LX
	4 WAN T1/E1 configurable

CN3208C	8xT1/E1 Copper NTE-w-Copper LAN	1	[*]
	4 LAN 10/100/1000 BT
	8 WAN T1/E1 configurable

CN3208F	8xT1/E1 Copper NTE w-Fiber LAN	1	[*]
	4 LAN GigE SFP Pluggable-SX/LX
	8 WAN T1/E1 configurable

CN3202e	8xE1 Copper NTE w-10/100BT LAN	1	[*]
	2 LAN 10/100 BT
	8 WAN E1

CN3202	8xT1 Copper NTE w-10/100BT LAN	1	[*]
	2 LAN 10/100 BT
	8 WAN T1

CN3222C	2xE3 NTE w-Copper LAN	1	[*]
	4 LAN 10/100/1000 BT
	2 WAN E3 configurable 1 or 2 E3’s

CN3222F	2xE3 NTE w-Fiber LAN	1	[*]
	4 LAN GigE SFP Pluggable-SX
	2 WAN E3 configurable 1 or 2 E3’s

CN3220	1xT3/E3 NTE w-Copper LAN	1	[*]
	2 LAN 10/100 BT
	1 WAN DS3 or E3 fixed

CN3221C	1xDS3/E3 NTE w-Copper LAN	1	[*]
	4 LAN 10/100/1000 BT
	1 WAN DS3/E3 configurable

CN3221F	DS3/E3 NTE w-Fiber LAN	1	[*]
	4 LAN GigE SFP Pluggable
	1 WAN DS3/E3 configurable

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CN3232C	2xOC3/STM1 NTE-Copper LAN 4 LAN 10/100/1000 BT 1 WAN OC3/STM1 configurable	1	[*]

CN3232F	2xOC3/STM1 NTE-Fiber LAN 4 LAN GigE SFP Pluggable-SX 1 WAN OC3/STM1 configurable	1	[*]

CN3231	1xOC3-STM1 NTE-Copper LAN 2 LAN 10/100 BT 1 WAN OC3/STM1 configurable	1	[*]

CN3631C	1xSHDSL NTE-Copper LAN 4 LAN 10/100/1000 BT 1 WAN SHDSL/Enhanced SHDSL	1	[*]

CN3631F	1xSHDSL NTE-Fiber LAN 4 LAN GigE SFP Pluggable-SX 1 WAN SHDSL/Enhanced SHDSL	1	[*]

CN3632C	2xSHDSL NTE-Copper LAN 4 LAN 10/100/1000 BT 2 WAN SHDSL/Enhanced SHDSL	1	[*]

CN3632F	2xSHDSL NTE-Fiber LAN 4 LAN GigE SFP Pluggable-SX 2 WAN SHDSL/Enhanced SHDSL	1	[*]

CN3634C	4xSHDSL NTE-Copper LAN 4 LAN 10/100/1000 BT 4 WAN SHDSL/Enhanced SHDSL	1	[*]

CN3634F	4xSHDSL NTE-Fiber LAN 4 LAN GigE SFP Pluggable-SX 4 WAN SHDSL/Enhanced SHDSL	1	[*]

CN3510	GS Priority 1-Standalone NTE Aggregation-T1/E1 84 T1/E1 configurable 2 WAN GigE SFP pluggable -SX Standalone self powered AC or DC powered unit	1	[*]
	Optional redundancy with additional T1/E1 card for 1:1 protected	1	[*]

CN3515

North American Off-net T1 NTE Aggregation-standalone CH DS3

6xCH DS3 terminates 168 T1 NTEs per card

2 WAN GigE SFP pluggable -SX

Modular chassis 2 slot standalone self powered AC or DC powered unit

Optional redundancy with additional CH DS3 card for 1:1 protected

		1 1	[*] [*]

CN3520

GS Priority 1-Standalone E1/E3 NTE Aggregation

2xCH STM1/4-OC3/12 Combo

(168 T1, 126 E1 ,6xDS3/E3, STM1/4 HO/LO VCAT, VC, VT)

2 WAN GigE SFP pluggable -SX

Standalone self powered AC or DC powered unit

Optional redundancy with additional 2XCH STM1/4/OC3/12 card for 1:1 protected

		1 1	[*] [*]

CN3400	Priority 2 Configuration; E1/E3 Aggregation base config.
CN641-310	SCM Module	2	[*]
CN641-130	chassis	1	[*]
CN641-140	fan module	1	[*]
CN641-210	AC power module	2	[*]
CN646-310	8xDS3c/E3c	1	[*]

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CN646-510	GigE-1S/T (no GBIC)	2	[*]
CN646-712	GigE-1SS (no SFP)	2	[*]
CN646-721	2xChSTM1/4	1	[*]
CN646-731	84xT1/E1	1	[*]
CN695-200	MMF cable, duplex, LC-LC, 3m	4	[*]
CN648-321	SFP, GE - MM, LC connecter	8	[*]
CN643-170	Software Release 4.0 (includes User Manual)	1	[*]
CN641-230	optional: DC power module (* add additional 2XCH STM1/4 and 84 T1/E1 cards for 1:1 protection)	2	[*]
CN646-720	2 CH STM1/4 bundled kit: CN646-721, CN646-712, CN695-200, CN648-321	1	[*]
CN646-730	84xT1/E1 bundled kit: CN646-731, CN646-712, CN695-200, CN648-321	1	[*]

CN3400	Priority 2 Configuration; STM1/STM4 Aggregation base config.		[*]
CN641-310	SCM Module	2	[*]
CN641-130	chassis	1	[*]
CN641-140	fan module	1	[*]
CN641-210	AC power module	2	[*]
CN646-610	4xOC3c/STM1c	2	[*]
CN646-510	GigE-1S/T (no GBIC)	2	[*]
CN646-712	GigE-1SS (no SFP)	1	[*]
CN646-721	2xChSTM1/4	1	[*]
CN695-200	MMF cable, duplex, LC-LC, 3m	2	[*]
CN648-321	SFP, GE - MM, LC connecter	4	[*]
CN643-170	Software Release 4.0 (includes User Manual)	1	[*]
CN641-230	optional: DC power module * add additional 2XCH STM1/4 and 84 T1/E1 cards for 1:1 protection	2	[*]

CN646-711	Optional 6xCH DS3/E3 (T1/E1 aggregation card)	1	[*]

CN646-720	2 CH STM1/4 bundled kit: CN646-721, CN646-712, CN695-200, CN648-321	1	[*]
CN646-710	6xCH DS3/E3 bundled kit: CN646-711, CN646-712, CN695-200, CN648-321	1	[*]

CN32xx series	SW and User Guides		[*]
CN36xx series	SW and User Guides		[*]
CN35xx series	SW and User Guides - EtherSLAM Standalone Aggregation Shelves		[*]

	Non-discounted Accessories

CNxxxx	AC Power adaptor for CN31xx series - US		[*]

CNxxxx	AC Power adaptor for CN32xx series - US		[*]

CNxxxx	AC Power adaptor for CN34xx series - US		[*]

CNxxxx	AC Power adaptor for CN35xx series - US		[*]

CNxxxx	AC Power adaptor for CN36xx series - US		[*]

CNxxxx	19” rack mount tray		[*]

CNxxxx	23” rack mount tray		[*]

CNxxxx	CN3400 Accessories (non-discounted)		[*]
648-210	CN3400 Subscriber / Trunk Blank Cover		[*]
648-230	CN3400 System Controller Blank Cover		[*]
648-250	CN3400 Power Supply Blank Cover		[*]
648-270	CN3400 RM-RM Crossover Cable Assembly 6 feet		[*]
648-290	CN3400 CN50 to 8xRJ45 Converter		[*]
648-300	CN3400 DS 3 Cable Assembly, Straight min-SMB to BNC, 12 feet		[*]
694-110	GBIC - 20km, single mode, 1310 nm		[*]
694-150	GBIC - 40km, single mode, 1550 nm		[*]

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

694-180	GBIC - 70km, single mode, 1550 nm	[*]
694-190	GBIC 1000BT	[*]
694-200	GBIC 1000BSX MMF	[*]
695-100	OC12/STM4 SFP, 20km, SM, 1300 nm	[*]

CNxxxx	CN32xx and CN36xx Accessories (non-discounted)	[*]
648-135	19” mounting tray for CN3202/3202e/3220/3220e Series	[*]
648-181	DC to DC compact converter for CN3202/3202e/3220/3220e Series	[*]
648-160	CN3202/3202e CN50 to 8xRJ45 Converter	[*]
648-165	DS1 Patch Cable Assembly, 30ft, CN5O to stub (to DSX panel)	[*]
648-170	AC Adapter with US AC power cord	[*]
648-171	AC Adapter with China AC power cord	[*]
648-172	AC Adapter with UK AC power cord	[*]
648-173	AC Adapter with EU AC power cord	[*]
695-110	OC3/STM1 SFP, 20km, SM, 1300nm	[*]

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

ITEM CODE	DESCRIPTION	QTY	Price USD$

[*] Wholesale Transfer Price List - EXHIBIT A-1

NTE Demarcation and Aggregation Devices

Product functionality as per the May, 2007 BT 21CN Ethernet ITT
ANDA Response and subsequent revisions to Ciena

CN3106A	Priority 1 Configuration - 4LAN + 1WAN 4 LAN 10/100 BT 1 WAN SFP Copper or Fiber 10/100/GigE		[*]
	Optional 4x10/100BT to 4x10/100/100BT PER PORT		[*]
	Optional 1 PORT upgrade SFP Copper or Fiber		[*]

CN3106B	Priority 2 Configuration - 4LAN + 1WAN 4 LAN 10/100 BT 1 WAN SFP Copper or Fiber 10/100BT		[*]
	Optional 4x10/100BT to 4x10/100/1000BT PER PORT		[*]
	Optional 1 PORT upgrade SFP Copper or Fiber		[*]

CN3102	Priority 3 Configuration 1 LAN + 1 WAN 1 LAN SFP Copper or Fiber 10/100/GigE 1 WAN SFP Copper or Fiber 10/100/GigE		[*]

CN3112	Priority 4 Configuration-10LAN + 1WAN 10 LAN 10/100 BT 1 WAN SFP Copper or Fiber 10/100/GigE		[*]
	Optional 10x10/100BT to 10x10/100/1000BT PER PORT		[*]
	Optional 1 PORT upgrade SFP Copper or Fiber		[*]

CN3106C	Priority 5 Configuration - 4LAN + 2WAN 4 LAN 10/100 BT 2 WAN SFP Copper or Fiber 10/100/GigE		[*]
	Optional 4x10/100BT to 4x10/100/1000BT PER PORT		[*]

CN3206D	Priority 6 Configuration-DWDM 2 LAN 10/100 BT 2 WAN SFP Copper or Fiber 10/100/GigE 1 WAN DWDM SFP Pluggable Fiber		[*]
	Optional 2x10/100BT to 2x10/100/1000BT PER PORT		[*]

Accessories

CNxxxx	SW and User Guide for CN3102 Series		[*]

CNxxxx	SW and User Guide for CN3106 Series		[*]

CNxxxx	SW and User Guide for CN3112 Series		[*]

Non-discounted Accessories

CNxxxx	AC Power adaptor for CN3102 series - US		[*]

CNxxxx	AC Power adaptor for CN3106 series - US		[*]

CNxxxx	AC Power adaptor for CN3112 series - US		[*]

CNxxxx	19” rack mount tray		[*]

CNxxxx	23” rack mount tray		[*]

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EXHIBIT A-2

[*] CUSTOM PRICE LIST

The Parties agree that: (i) the [*] Custom Price List is a special bid price list that is applicable for the [*] account only ; (ii) items on the [*] Custom Price List involve proposed products that may or may not become generally available to all customers, as determined by Supplier in its sole discretion (the [*] Proposed Products”); and (iii) in the event that Supplier determines that certain [*] Proposed Products shall become generally available to all customers, Supplier will include such products on the General Supplier Product and Price List with their applicable list prices.

    [*]

Transfer prices Exhib

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

[*] Transfer Prices	QTY		QTY		QTY		QTY		QTY
	100		500		1000		5000		10000
CN 3308 (ER2408)
8xT1 with circuit emulation, 8x10/100TX, 2x100FX, 2xGigE, software PWE Access (Chassis, w/redundant power, power cord, SW load)	$ [	*]	[	*]	[	*]	[	*]	[	*]

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EXHIBIT B

AUTHORIZED AND EXCLUSIVE ACCOUNTS

1.	AUTHORIZED ACCOUNTS

1.1. Account Authorization Procedure. During the Term of this Agreement, Ciena shall have the right to submit a written request to Supplier for authorization to establish an Authorized Account. The Parties shall negotiate in good faith, using reasonable discretion, regarding any such request and regarding the terms and conditions for any requested Authorized Account. Accounts and territories shall be established upon Supplier’s written authorization, and shall be non-exclusive, except as otherwise set forth in Section 2 below.

1.2. Authorized Accounts. The following accounts shall be designated Authorized Accounts as of the Effective Date of this Agreement:

1.	Alltel / Windstream

2.	AT&T

3.	BellSouth

4.	Cingular

5.	Embarq

6.	Orange

7.	Swisscom

8.	Verizon

1.3. Grace Period for Authorized Accounts. Except as otherwise set forth herein, Supplier agrees that, during the six (6) month period following the designation of an Authorized Account, (i) except to the extent that Supplier has previously made direct sales to such Authorized Account, or has an outstanding proposal issued by Supplier for direct sales to such Authorized Account and such Authorized Account subsequently purchases Products based on such proposal, it will not sell direct to such Authorized Account, and (ii) it will not appoint any OEM, reseller or distributor of the Products not previously authorized for any Authorized Account. In either of the above cases, Supplier will thereafter provide Ciena advance written or electronic notice that it intends to sell Supplier Products on a direct or indirect basis to that Account. Authorized Accounts to which Supplier has either made direct sales or has outstanding proposals for direct sales prior to the Effective Date of this Agreement include AT&T, Verizon, Orange and Bell South. Ciena will use commercially reasonable best efforts to promote the distribution of Products to Authorized Accounts.

1.4. Termination of Authorized Accounts. Subject to Section 1.3 above, in the event that Supplier or a Supplier-authorized OEM, reseller or distributor of the Products other than Ciena obtains a trial or purchase order from an Authorized Account before Ciena obtains a lab trial or purchase order from that Account, Supplier shall have the right and option to terminate Ciena’s rights to market and sell the Products to that specific Authorized Account.

2.	EXCLUSIVE ACCOUNTS

2.1. Requests for Exclusive Accounts. The parties may designate an Account as an Exclusive Account after the Effective Date of this Agreement in accordance with the following authorization procedure. During the Term of this Agreement, Ciena shall have the right to submit a written request (the “Request for Exclusive Account”) to Supplier for authorization to establish a particular Account as an Exclusive Account. As part of this written request, Ciena agrees to qualify the Account with respect to technical application and feasibility of Products, Products forecasted revenue, competitive position, and deployment timelines. The parties shall negotiate in good faith regarding such Request for Exclusive Account and regarding the terms and conditions for any Exclusive Account, and Supplier may approve or disapprove such request in its reasonable discretion. Notwithstanding the above, if Ciena submits a Request for Exclusive Account and either (i) Ciena has obtained a purchase order from an authorized representative of the Account, or (ii) Ciena has obtained a request for a formal product evaluation or, if the customer has no formal evaluation procedure, Ciena has obtained acceptance of its proposal, from an authorized representative of the Account, then Supplier shall notify Ciena within ten (10) business days after receipt of such Request as to whether or not it intends to approve such Request. Supplier shall approve or disapprove all Requests of Exclusive Accounts reasonably promptly. If Supplier disapproves the Request for Exclusive Account, Supplier shall provide Ciena written, detailed reasons for the disapproval.

2.2. Agreed Exclusive Accounts. The following accounts shall be designated Exclusive Accounts as of the Effective Date of this Agreement:

1.	[*]

2.	[*]

2.3. Termination of Exclusive Accounts. For a period of 60 days following either Supplier’s receipt of written notice by Ciena of one or more of the following events or Ciena’s receipt of written notice by Supplier of Supplier’s discovery of one or more of the following events (which notice includes sufficient evidence supporting the occurrence of such event(s)), Supplier shall have the right in its discretion to terminate Ciena’s exclusive rights to market and sell the Products to an Exclusive Account upon written notice to Ciena if:

(a)	Ciena distributes or sells to the Exclusive Account a product (or products) that is substantially similar to the Products in Form, Fit and Function (as defined in Telcordia GR-209 (Issue 5, February 2006, GR-209-CORE)) and average sales price;

(b)	either (i) the Exclusive Account has issued an RFX (e.g., request for information, request for proposal, or request for quotation) for which the Products could reasonably qualify and Ciena either does not formally respond with a proposal offering the Products, or fails to notify Supplier that it intends to formally respond with a proposal offering the Products, within one-third (1/3) of the specific time allotted by the Exclusive Account after the issuance date of the RFX for all prospective vendors to respond to the same (or by such other date as may be mutually agreed by the Parties), or (ii) the Exclusive Account formally expresses an interest (either of its own accord or as a result of direct solicitation by Ciena) in a specific project, application or equipment purchase for which the Products could reasonably qualify and Ciena either does not formally respond with a proposal offering the Products, or fails to notify Supplier that it intends to formally respond with a proposal offering for the Products, within a sufficient time period for

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Supplier to respond directly to the same; provided that in each case (A) each Party covenants that it will notify the other Party immediately of any RFX issued or to be issued, or similar expression of interest, by an Exclusive Account and (B) Supplier’s right to terminate Ciena’s exclusive rights under this subsection will only extend to the applicable RFX or similar expression of interest; or

(c)	the Parties have mutually agreed in writing to a bookings target for the Exclusive Account within a specified time period, and Ciena fails to achieve such bookings target for such Exclusive Account for reasons other than Supplier’s acts or omissions (including but not limited to Supplier’s failure to comply with its material obligations in this Agreement). For purposes of this provision, “bookings” shall refer to End User purchase orders for the Products that are accepted by Ciena and booked within Oracle as Ciena’s official system of record.

2.4. All negotiations by the Parties, and Supplier’s decisions regarding requests made by Ciena for Account and Exclusive Account rights shall be made in a timely manner, in good faith and using reasonable discretion. Ciena shall have the right to appeal any and all disapprovals to Supplier’s executive management.

3.	SUBSEQUENT BUSINESS COMBINATIONS

3.1. In the event that an Exclusive Account or an Authorized Account is party to a Business Combination (as defined below) that successfully closes after its designation pursuant to this Exhibit B and during the Term of this Agreement, and such Business Combination directly results in a channel conflict between Ciena on the one hand and either Supplier or an authorized third party reseller or distributor of the Products on the other hand, then:

(a)	for Exclusive Accounts, Supplier shall not be deemed to be in breach of its exclusivity obligations to Ciena under this Agreement as it pertains to such Account;

(b)	for Authorized Accounts, Supplier shall not be deemed to be in breach of its obligations to Ciena under Section 1 of Exhibit B to this Agreement as it pertains to such Account; and

(c)	the Parties agree to negotiate in good faith whether and to what extent any change to the applicable Account designation and the scope thereof may be appropriate under the circumstances, which change(s), if any, will be reflected in an amendment to this Agreement.

3.2. For purposes of this Exhibit B, a “Business Combination” means (i) any merger or consolidation which results in the voting securities of an entity outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than a majority of the voting power of the voting securities of such surviving or acquiring entity outstanding immediately after such merger or consolidation, (ii) sale, transfer or disposition of all or substantially all of the assets of an entity, or (iii) sale of shares of capital stock of an entity, in a single transaction or series of related transactions (other than an initial public offering of the entity’s stock), representing 50% or more of the voting power of the voting securities of the entity.

EXHIBIT C

SUPPLIER PRODUCT WARRANTY

Limited Product Warranty for EtherTone™ Family Products

Definitions

In this document, the following terms have specified meanings:

Products means all equipment manufactured by ANDA Networks, including hardware components, firmware, software, and documentation, plus any enhancements, revisions, updates, or additions to said hardware, firmware, software, or documentation.

•	Hardware means any mechanical and/or electrical equipment manufactured by ANDA Networks.

•	Firmware means the programmable read-only memory (PROM) embedded in hardware manufactured by ANDA Networks.

•	Software means the object code representation of certain computer programs contained on magnetic media for use in conjunction with ANDA Networks’ Products.

Buyer means the original purchaser of Products.

OEM Products means all equipment manufactured by original equipment manufacturers other than ANDA Networks, and may include hardware components, firmware, software, and documentation sold or distributed in conjunction with ANDA Networks Products.

Limited Warranty Period means [*] for Hardware and Software from the date of shipment, as evidenced by ANDA Networks’ packing slip or similar shipment documentation.

Limited Product Warranty

ANDA Networks warrants that its products, at the time of shipment, are free from defects in materials and workmanship and will perform substantially in accordance with the user documentation relating to the product specified when operated within the temperature and all other operating conditions set forth within the product specifications under normal use for the Limited Warranty Period. Any OEM Products will be warranted in accordance with the terms and for the periods specified in the manufacturers’ warranties that accompany the OEM Products. Buyer acknowledges that it will instruct users and installers in the proper methods and procedures as disclosed in the accompanying documentation, including safety procedures and warning notices, and in accordance with accepted industry standards and practice.

Any claim by Buyer under the Limited Product Warranty must be presented to ANDA Networks in writing within [*] of the expiration of the Limited Product Warranty period. Any replacement Products may be new or reconditioned. ANDA Networks reserves the right to substitute equivalent Products for defective Products, at its sole discretion. The Limited Warranty will continue to apply to replaced or repaired Products for the remainder of the original Limited Warranty Period or a period of ninety-days after the shipment of replacement Products, whichever is longer.

Limited Product Warranty Conditions

This Limited Product Warranty will be voided if: (1) the seal or serial number on the Products have been tampered with; (2) the Product’s case has been opened; (3) there has been any attempted or actual repair or modification of the Products by anyone other than an ANDA Networks authorized service center or provider; or (4) if the Products are used by the Buyer other than as set forth in the applicable Product documentation and/or listed specifications or in the manner for which it was reasonably foreseeable they were intended.

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

In addition, other than in connection with a valid Product resale, this Limited Product Warranty is neither assignable nor transferable to any subsequent purchaser/licensee. Any such transfer will void the warranty.

Limitation on Liability

If ANDA determines that such Product does not operate substantially in accordance with the specifications, the liability of ANDA Networks hereunder for any product which is returned by Buyer during the applicable warranty period is solely and exclusively limited to, at ANDA Networks’ option, replacement, repair, or credit at the original purchase price. Any replaced Hardware manufactured by ANDA Networks will be warranted for the remainder of the original Limited Warranty Period. For OEM Products, ANDA Networks assumes no responsibility for product warranties, and will have no liability for any remedies.

EXCEPT AS SET FORTH HEREIN, ANDA NETWORKS MAKES NO OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE PRODUCTS. ANDA NETWORKS EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES AS TO SATISFACTORY QUALITY, CONDITION, PERFORMANCE, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT OF THIRD PARTY RIGHTS. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES OR LIMITATIONS ON HOW LONG AN IMPLIED WARRANTY MAY LAST, SO SUCH LIMITATIONS OR EXCLUSIONS MAY NOT APPLY TO BUYER.

IN NO EVENT SHALL ANDA NETWORKS, ITS OFFICERS, DIRECTORS, EMPLOYEES, OR SUPPLIERS BE LIABLE FOR SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, BUSINESS INTERRUPTION, DATA LOSS, DAMAGE TO EQUIPMENT, OR THE LIKE), REGARDLESS OF WHETHER THE CLAIM IS BASED ON BREACH OF WARRANTY, BREACH OR REPUDIATION OF CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, EVEN IF ANDA NETWORKS OR ITS AGENT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Return or Repair of Products

If for any reason the Buyer must return Products under the provisions of this Limited Product Warranty, the Products must be returned to ANDA Networks using the Return and Repair procedures in effect at the time of return of Products to ANDA Networks’ factory. A Return Material Authorization (RMA) number may be obtained by calling the ANDA Networks Customer Service Center. Products sent to ANDA Networks without RMA numbers will be returned to the sender, unopened, at the sender’s expense.

Products must be shipped prepaid to the ANDA Networks’ factory and packaged to the best commercial standards for electronic equipment. The Buyer is responsible for mode and cost of shipment to ANDA Networks factory. ANDA Networks will pay shipping charges for return delivery. The standard delivery method is Standard Ground for domestic returns and International Economy for international returns.

ANDA Networks will repair or replace any Products returned under the provisions of this Limited Product Warranty within [*] after receipt of such Products.

Service for out-of-warranty products may be obtained by calling ANDA Networks Customer Support, where normal and customary charges shall apply.

Amendment of Warranty Terms

Any attempt to alter, supplement, modify or amend these terms and conditions by the Buyer will be considered a material alteration of this Limited Warranty and, therefore, are null and void.

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Miscellaneous

This Limited Product Warranty is to be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws provisions thereof. The United Nations Convention on Contracts for the International Sale of Goods is hereby excluded in its entirety from application to this Limited Product Warranty. If any provision or portion of a provision of this Limited Product Warranty is determined to be invalid under any applicable law, it shall be deemed omitted and the remaining provisions and partial provisions of this Limited Product Warranty shall continue in full force and effect.

Software License Agreement

Grant of Limited Software/Firmware License

Certain equipment (“Products”) provided by ANDA Networks, Inc. (“ANDA Networks”) to the person or entity purchasing or using such Products (“Buyer”) may contain or require the use of Licensed Material. “Licensed Material” includes, but is not limited, to the following: system and operating software marketed by ANDA Networks, including firmware, embedded software, software provided on media, downloadable software, software for configurable or programmable logic elements, and all ANDA Networks maintenance and diagnostic tools associated with the above mentioned software as well as documentation used to describe, maintain, and use such materials.

The Licensed Materials might be distributed together with the Products or might be made available separately, either as an initial version or via a scheduled or unscheduled update release for the Products. Updates of the Licensed Material might be made available for Buyer from ANDA Networks.

Subject to the terms and conditions contained herein, ANDA Networks grants to Buyer a non-assignable, non-exclusive license to use the Licensed Material as follows: Licensed Materials may be used only in conjunction with the operation of the Products and one copy of Licensed Materials may be made by Buyer for backup or archival purposes to support Buyer’s use of the Products. Buyer must obtain a separate copy of the Licensed Material from ANDA Networks for subsequent purchases of Product.

Ownership of Licensed Materials

Title to and ownership of the Licensed Materials and the related documentation, and any improved, updated, modified or additional versions thereof, and all Intellectual Property Rights embodied in the Products, shall at all times remain the sole and exclusive property of ANDA Networks or ANDA Networks licensors, as the case may be. “Intellectual Property Rights” shall mean, on a world-wide basis, any and all tangible and intangible (a) rights associated with works of authorship including, without limitation, copyrights, moral rights and mask-works, (b) rights associated with trademarks, service marks, trade names and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) rights in domain names; (f) all other intellectual and industrial property rights of every kind and nature.

By removing the Products from the package(s) and/or in any way using the Licensed Materials, Buyer does not become the owner of the Licensed Materials, but is only entitled to use them according to the terms of this Agreement. Buyer may not use, copy, reverse engineer, or modify Licensed Materials, in whole or in part, except as expressly provided in this Agreement.

Notwithstanding the forgoing, Buyer may transfer the Licensed Materials to any third party, provided (i) such transfer is in connection with the transfer of the applicable Product, (ii) such third party has agreed to be bound by the terms and conditions set forth herein, and (iii) the transfer of License Materials to said third party does not violate the laws of the United States of America.

Term of License

This Agreement is in effect from the date on which Buyer removes the Products from the package(s) and/or in any way use the Products and/or Licensed Materials. This agreement will remain in effect so long as Buyer continues to use Products for their intended purposes, at the end of such time this Agreement will terminate. Upon termination of this Agreement, the Buyer must destroy the Licensed Materials, together with all copies, modifications, and merged portions in any form. Failure to comply with any of the terms or conditions of this Agreement will automatically terminate this Agreement.

Confidential Information

Buyer agrees that the Licensed Materials are the proprietary and confidential information of ANDA Networks. Accordingly, Buyer agrees to use its best efforts and take all reasonable steps to safeguard the Licensed Materials to ensure that no unauthorized person shall have access to them and that no unauthorized copy, publication, disclosure, or distribution, in whole or in part, in any form shall be made. Buyer acknowledges that the Licensed Materials contain valuable confidential information and trade secrets and that unauthorized use and/or copying could result in harm to ANDA Networks. Failure to comply with any of the terms or conditions related to confidential information will also terminate the Agreement.

Miscellaneous

This Software License Agreement is to be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws provisions thereof. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. This Agreement sets forth the entire and final understanding of Buyer and ANDA Networks pertaining to the subject matter hereof and supersedes all prior agreements, whether oral or written, and shall not be amended except by a written agreement signed by both parties. If any provision or portion of a provision of this Agreement is determined to be invalid under any applicable law, it shall be deemed omitted and the remaining provisions and partial provisions of this Agreement shall continue in full force and effect.

EXHIBIT D

SERVICES

SUPPORT SERVICES

The following ANDA Support Services will be provided [*] to Ciena as part of ANDA’s Limited Product Warranty for the EtherTone family of products:

•

[*] Advanced Replacement: Up to [*] after shipment, ANDA will ship a replacement for any Product that fails or is found to be faulty by the next business day. The failed Product is not required to be returned before ANDA ships a replacement.

•

[*] Repair and Return: In the event of Product failure, ANDA will repair or replace the defective Product within [*] following its receipt of the defective Product. The End User will return the defective Product, and ANDA will ship the repaired or replacement Product, in accordance with the terms of the Limited Product Warranty.

•	Software Maintenance Releases: Access to Software Maintenance Releases (Release x.y.Z) that are released for the purchased Software during the term of the Limited Product Warranty.

NOTE: The Parties intend to amend this Exhibit D to include Deployment Services, further description of the above Support Services (including but not limited to service level targets, service limitations and End User responsibilities), the relevant technical support procedures, and the applicable problem severity levels. The Parties intend to negotiate in good faith a services agreement relating to the ANDA Support Services and other services to be provided by ANDA to Ciena and/or the End Users. To the extent that a services agreement is not entered into between Supplier and Ciena, the ANDA Support Services will be provided as may be mutually agreed by Supplier and Ciena on a case-by-case basis.

[*]=CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EXHIBIT E

END USER SOFTWARE LICENSE